As filed with the Securities and Exchange Commission on April 29, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Lodgian, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	52-2093696 (I.R.S. Employer Identification Number)

3445 Peachtree Road, N.E.
Suite 700
Atlanta, Georgia 30326
(404) 364-9400
(Address of Principal Executive Offices, Including Zip Code)

Amended and Restated 2002 Stock Incentive Plan of Lodgian, Inc.
(Full title of the Plans)

Daniel E. Ellis, Esq.	Copy to:
Senior Vice President,
General Counsel and Secretary
3445 Peachtree Road, N.E.
Suite 700
Atlanta, Georgia 30326
(404) 364-9400
(Name, Address and Telephone Number,
Including Area Code, of Agent for Service)	Jeffrey L. Schulte, Esq. Morris, Manning & Martin, LLP 1600 Atlanta Financial Center 3343 Peachtree Road, N.E. Atlanta, Georgia 30326 (404) 233-7000

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price	Aggregate	Amount of
to be Registered	Registered	Per Share (1)	Offering Price (1)	Registration Fee
Common Stock, $0.01 par value, issuable under 2002 Stock Incentive Plan	2,948,222 shares (2)	$8.96	$26,416,069	$3,109.17

(1)	Computed in accordance with Rule 457(c) and (h) of the Securities Act of 1933, based on the high and low sales prices of the common stock offered hereby on the American Stock Exchange on April 26, 2005.

(2)	Pursuant to Rule 416, this Registration Statement shall be deemed to cover any additional securities to be offered or issued as a result of stock splits, stock dividends, or similar transactions, or the application of the anti-dilution provisions, with respect to the shares. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

EXPLANATORY STATEMENT

          This Form S-8 Registration Statement of Lodgian, Inc. (the “Company” or the “Registrant”) is filed for the purpose of registering the offer, sale and issuance of 2,948,222 additional shares of common stock under the Company’s 2002 Stock Incentive Plan (the “Stock Incentive Plan”), as amended and restated effective April 8, 2004 and further amended as of April 28, 2005. Unless otherwise indicated, all numbers relating to the shares of common stock presented herein give effect to the 1:3 reverse stock split effective as of April 30, 2004 (the “Reverse Stock Split”).

          On November 5, 2002, the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) entered an order (the “Confirmation Order”) confirming the First Amended Joint Plan of Reorganization of the Company and certain of its subsidiaries. Pursuant to the Confirmation Order, the Bankruptcy Court approved the Stock Incentive Plan and the reservation of 1,060,000 shares of common stock for issuance thereunder, or 353,333 after giving effect to the Reverse Stock Split.

          On April 8, 2004, the stockholders of the Company approved the amendment and restatement of the Stock Incentive Plan whereby the number of shares reserved for issuance under the Stock Incentive Plan were increased from 1,060,000 shares to 1,149,000 shares effective immediately (which shares reserved for issuance were reduced to 383,000 after giving effect to the Reverse Stock Split); provided, however, that, upon the completion of a qualified public offering of the common stock, the number of shares of common stock reserved for issuance under the Stock Incentive Plan would be further increased to the lesser of (i) 3,367,400 shares or (ii) a number of shares that constituted 12% of the issued and outstanding common stock immediately following the consummation of the qualified public offering, calculated on a fully diluted basis. A qualified public offering, as that term is defined in the Stock Incentive Plan, was completed by the Company on June 25, 2004, at which time, based on the number of outstanding shares of common stock, the aggregate number of shares of common stock available for issuance under the Stock Incentive Plan was 3,301,058 shares.

          On April 28, 2005, the board of directors of the Company approved an amendment to the Stock Incentive Plan to clarify the number of shares of common stock available for issuance thereunder, remove the formula used to calculate such number of shares following a qualified public offering and set the number of shares of common stock available for issuance under the Stock Incentive Plan at 3,301,058 shares.

          This Registration Statement provides for the registration of an additional 2,948,222 shares of the Registrant’s common stock to be issued under the Stock Incentive Plan, which is the number of shares approved by the stockholders in excess of those reserved for issuance pursuant to the Bankruptcy Court Confirmation Order less that number of shares previously issued upon the exercise of outstanding options.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

          The documents containing the information specified in Part I will be sent or given to employees of the Company and other participants in the Stock Incentive Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, these documents will not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

          We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus, any applicable prospectus supplement or any document we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference in this prospectus. Likewise, any statement in this prospectus or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any applicable prospectus supplement or any document that we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 23, 2005;

•	our Amendment No. 1 on Form 10-K/A to our annual report on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on March 24, 2005;

•	our quarterly report on Form 10-Q for the three months ending March 31, 2005, filed with the SEC on April 21, 2005;

•	our current report on Form 8-K filed with the SEC on March 17, 2005;

•	our current report on Form 8-K filed with the SEC on March 4, 2005;

•	our current report on Form 8-K filed with the SEC on February 9, 2005;

•	our current report on Form 8-K filed with the SEC on February 8, 2005;

•	our current report on Form 8-K filed with the SEC on February 4, 2005;

•	our current report on Form 8-K filed with the SEC on January 21, 2005;

•	the description of our common shares contained in our registration statement on Form S-1 filed with the SEC on March 9, 2004, including any amendment or report filed for the purpose of updating such description.

          We are also incorporating by reference all other reports that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the date of this prospectus and the termination of the offering; provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any current report on Form 8-K (unless otherwise indicated).

          We will provide to each person to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write to our Corporate Secretary, Lodgian, Inc., 3445 Peachtree Road N.E., Suite 700, Atlanta, Georgia 30326 (telephone (404) 364-9400). The information relating to us contained in this prospectus does not purport to be complete and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus and the information included in the applicable prospectus supplement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Officers and Directors

          The restated certificate of incorporation of the Registrant provides that the Registrant must indemnify its directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law. Under Section 145 of the Delaware General Corporation Law, a Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation. The corporation may indemnify such a person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in the right of the corporation, judicial approval is required for indemnification in respect of any claim, issue or matter as to which the person was adjudged to be liable to the corporation. To the extent that a present or former director or officer of a corporation is successful on the merits or otherwise in the defense of any such action, suit or proceeding, the corporation must indemnify him or her against the expenses (including attorney’s fees) he or she actually and reasonably incurred. Under Delaware law, the expenses of an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by a Delaware corporation in advance of the final disposition of the action, suit or proceeding after delivery to the corporation of an undertaking by or on behalf of the director or officer to repay such amounts if it is ultimately determined that the director or officer is not entitled to be indemnified. Expenses incurred by former directors and officers or other employees and agents may be so paid on such terms and conditions, if any, as the corporation deems appropriate.

          The indemnification provision in the Registrant’s certificate of incorporation may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act of 1933, as amended.

          The Registrant may purchase and maintain an insurance policy insuring its directors, officers, employees and agents against liability for certain acts and omissions while acting in their official capacity.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

          The following exhibits are filed with or incorporated by reference into this Registration Statement pursuant to Item 601 of Regulation S-K:

Exhibit No.	Description
4.1	Second Amended and Restated Certificate of Incorporation of Lodgian, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Amendment No. 2 to Form S-1 filed on June 4, 2004 (SEC File No. 333-113410))

4.2	Amended Restated Bylaws of Lodgian, Inc. (incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1 filed on March 9, 2004 (SEC File No. 333-113410))

4.3	Amended and Restated 2002 Stock Incentive Plan of Lodgian, Inc., as amended through April 28, 2005

5.1	Opinion of Morris, Manning & Martin, LLP

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Morris, Manning & Martin, LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

                    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this, the 29th day of April, 2005.

LODGIAN, INC.

By:	/s/ W. THOMAS PARRINGTON
W. Thomas Parrington President and Chief Executive Officer

POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints W. Thomas Parrington and Daniel E. Ellis as his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, could lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

/s/ W. THOMAS PARRINGTON	Director, President and Chief Executive Officer	April 29, 2005

W. Thomas Parrington

/s/ LINDA B. PHILP	Executive Vice President and	April 29, 2005

Linda B. Philp	Chief Financial Officer

/s/ RUSSEL S. BERNARD	Chairman of the Board of Directors	April 29, 2005

Russel S. Bernard

/s/ SEAN F. ARMSTRONG	Director	April 29, 2005

Sean F. Armstrong

/s/ STEWART BROWN	Director	April 29, 2005

Stewart Brown

/s/ KENNETH A. CAPLAN	Director	April 29, 2005

Kenneth A. Caplan

/s/ STEPHEN P. GRATHWOHL	Director	April 29, 2005

Stephen P. Grathwohl

/s/ DR. SHERYL E. KIMES	Director	April 29, 2005

Dr. Sheryl E. Kimes

/s/ KEVIN C. McTAVISH	Director	April 29, 2005

Kevin C. McTavish